CONTACT:
                              							     William H. Parke
                                  								(847) 286-5998

                           						         FOR IMMEDIATE RELEASE:
                                     					December 2, 1998

             SEARS DOMESTIC STORE REVENUES DECLINE FOR NOVEMBER 1998
                  Comparable Store Sales Down 3.6 Percent

 HOFFMAN ESTATES, Ill. -- Sears, Roebuck and Co. said its total domestic store revenues for the four weeks ending November 28, 1998 were $2.61 billion, 4.5 percent below revenues of $2.73 billion for the four weeks ending November 29, 1997.  Comparable domestic store revenues decreased 3.6 percent, compared with a 0.6 percent decrease in the same period a year ago.
	"Although the overall sales trend in November was weaker than expected, we experienced positive trends in certain categories of merchandise in our full-line stores," said Chairman and Chief Executive Officer Arthur C.
Martinez.  "In hardgoods, sales of appliances, lawn and garden equipment, and hand and power tools were solid.  In softgoods, women's special sizes, jewelry and cosmetics and fragrances continued to show
positive results and housewares sales remained strong.  Off the mall, our hardware and dealer stores continued to perform well."
	In comments today at a securities analyst conference, Martinez said that the company expects earnings per share, adjusted for non-comparable items, to increase at a low single-digit percentage rate in 1998 over adjusted earnings per share of $3.27 in 1997.
	"With most of the holiday season ahead of us, December presents a significant opportunity for Sears," Martinez added.  "Our stores are better merchandised than ever, we have updated and intensified our holiday advertising campaign, and our associates are ready to serve customers, who will find that Sears is a wonderful gift destination."
	For the four weeks ending November 28, Sears reported total revenues of
$3.49 billion, 3.2 percent below the $3.60 billion in the prior-
year period.
	For the 43 weeks ending November 28, Sears reported total revenues of $32.34 billion, 1.5 percent above the $31.87 billion in the prior-year period.

                                   Sears, Roebuck and Co.
                   		      4 Weeks                      43 Weeks
1998 Revenues       				$3,488,300,000  		           $32,343,500,000
1997 Revenues	  	  				  3,601,900,000                31,872,900,000
Change			                 (113,600,000) 		               470,600,000
Percent Change		                 (3.2%)		             	 	        1.5%
Comparable Domestic
Stores Percent Change 		         (3.6%) 	               	        1.1%

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